UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   September 30, 2010

VOICESERVE, INC.
(Exact name of registrant as specified in Charter)

Delaware	000-51882	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Grosvenor House, 1 High Street
Middlesex HA8 7TA
England
 (Address of Principal Executive Offices)

Tel. No.: +44-208-136-6000
 (Issuer Telephone number)

 (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

(b) Resignation of Director and Chief Financial Officer

On September 30, 2010, Aron Sandler resigned as Chief Financial Officer and Chief Accounting Officer of Voiceserve, Inc. (“we,” “us,” “our” or the “Company”). Aron Sandler will be replaced by Alfred Stefansky as Chief Financial Officer and Principal Accounting Officer (see Item 5.02(c) below for more information).

On September 30, 2010, Michael Ottie resigned as a Director of the Company.

(c) Appointment of New Chief Financial Officer

On September 30, 2010, we appointed Alfred Stefansky to serve as our new Chief Financial Officer and Principal Accounting Officer. Mr. Stefansky has an employment agreement with the Company, attached hereto as Exhibit 10.1, which provides for a monthly salary of $8,000, a one-time issuance of 300,000 restricted common shares of the Company, and has a term of five years. Set forth below is a brief description of our new Chief Financial Officer’s experience pursuant to the reporting requirements of the federal securities laws:

Mr. Alfred Stefansky, Age 46, Chief Financial Officer and Principal Accounting Officer

Alfred Stefansky is a trade and finance specialist offering over 25 years of management, trading and administrative experience from the international commodity and finance industry. He has experience managing an organization's day-to-day operations, financial structure and ongoing corporate strategies.

From 1997 to 2009, Mr. Stefansky worked for a commodity investment company which focused on the physical commodity market. He was responsible for building comprehensive processes and systems around the treasury/finance function. Mr. Stefansky managed financial and cash transactions from physical payments, hedges, liquidity management, including bank contacts and management of credit lines. He also helped build a proprietary electronic cash management system, a proprietary fund management system and a financial trading system.

(d) Appointment of New Directors

On September 30, 2010, we appointed Michael Taylor and Andrew Millet as members of the Board of Directors. Both Mr. Taylor and Mr. Millet have employment agreements with the Company, attached hereto as Exhibits 10.2 and 10.3, respectively. The agreements provide for a monthly retainer of $1,000 and a one-time issuance of 300,000 restricted common shares of the Company for each. Set forth below is a brief description of our new Directors’ experience pursuant to the reporting requirements of the federal securities laws:

Name	Age	Position
Michael Taylor	44	Director
Andrew Millet	42	Director

Mr. Michael Taylor, Age 44, Director

Mr. Taylor was admitted to the Bar in England in 1986. Between 1996 and 1999, he served as Deputy General Counsel to the global mobile personal communications satellite operator, ICO Global Communications (”ICO”). At ICO, he provided legal and regulatory support in the US, Latin and South America, Europe, the Middle East, South Africa, India, the Far East and Australia. While at ICO, he chaired the interconnect working group of the European Telecommunications Platform in Brussels with the responsibility of producing a pan-European framework interconnect agreement. Mr. Taylor presented the framework agreement to the European Commission who accepted it for use by operators and service providers across Europe.

From 1999 to 2001, Mr. Taylor served as Senior Vice President and General Counsel to FirstMark Communications Europe, a pan-European operator providing broadband wireless services and backbone fibre connectivity. There, he was responsible for managing a team of attorneys across Europe and was closely involved in the company’s fixed wireless frequency auctions and competitive tender license processes. In early 2001, he joined the ONSLOW Group, offering regulatory, legal, tax, business development and strategic services principally to clients in the telecoms, media and technology sectors. In 2005, he was elected as a Council Member of the UK Internet Telephony Service Providers Association (ITSPA). In 2009 Mr. Taylor was appointed to the board of OpenPlanet Limited. The company is involved in the establishment and provision of open access networks utilizing next generation access broadband fibre technology.

Michael is also a founding director of The Oplan Foundation (the “Foundation”). The Foundation is an independent, non-political and not-for-profit organization that seeks to build greater awareness and understanding of the social and economic benefits that open networks will deliver to their communities.

Mr. Andrew Millet, Age 42, Director

Mr. Millet qualified as a Chartered Accountant in England and Wales in 1995 and became a fellow member of the ICAEW in 2005. In 2000, he obtained an MBA at Henley Management College.

Following an accountancy training contract with Stoy Hayward, Mr. Millet has held a number of senior commercial posts between 1998 and 2001. He was finance director for Maintel, a telecoms group, now an AIM listed company. Between 2002 and 2003 Mr. Millet was finance director for Huntress, a recruitment group, now owned by Nomura. In 2002, Mr. Millet established Wisteria, an accountancy practice. The practice specializes in technology and growth businesses. He currently sits on the board of a number of technology and media clients as a non-executive director.  These clients include Activinstinct Ltd., Cyber-Duck Ltd. and Pinkunlimited.co.uk Ltd.

In 2005, Mr. Millet was appointed Company Secretary and accountant for Voiceserve, Ltd., and in this role, he has been involved in governance, accounting and financial matters of the Company during our growth phase.

Item 9.01 Financial Statement and Exhibits

(d)          Exhibits

10.1           Employment Agreement with Alfred Stefansky
10.2           Director Agreement with Michael Taylor
10.3           Director Agreement with Andrew Millet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Voiceserve, Inc.

Date: October 6, 2010	By:	/s/ Michael Bibelman
Michael Bibelman Chief Executive Officer

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